Porter, LeVay & Rose, Inc.
Public Relations

Michael Porter, President – Investor Relations
Christian Pflaumer, VP – Media Relations
Jeff Myhre, VP – Editorial

Seven Penn Plaza   ▪   New York, NY 10001   ▪    212-564-4700   ▪   FAX 212-244-3075   ▪    www.plrinvest.com   ▪   plrmail@plrinvest.com

nSTOR TECHNOLOGIES, INC.

Jack Jaiven, Vice President/Treasurer
561-640-3105
E-mail:  jack@cenrec.com

FOR IMMEDIATE RELEASE

nSTOR TECHNOLOGIES, INC. REPORTS THIRD QUARTER RESULTS

Data Storage Revenues Increase 73% over Second Quarter

Carlsbad, CA. – November 7, 2003– nStor Technologies, Inc. (AMEX: NSO) today announced its operating results for the third quarter and nine months ended September 30, 2003.  Sales revenues for the Company’s storage networking subsidiary realized a 73% increase over the second quarter of 2003, rising to $2.8 million, from $1.6 million reported in the second quarter of 2003, and a 28% increase over last year’s third quarter storage networking revenues of $2.2 million.

The Company’s net loss for the third quarter ended September 30, 2003 amounted to $1.1 million or $.01 per share on total revenues of $3.9 million, compared to a net loss of $1.6 million or $.01 per share on total revenues of $2.8 million for the second quarter of 2003 and $600,000 or $.00 per share on total revenues of $3.5 million for the third quarter of 2002.  Results for 2002 include $866,000 of non-operational income, primarily consisting of a reduction in the carrying value of certain liabilities to reflect the appropriate amount due.  Revenues for each period include the Company’s storage networking subsidiary, nStor Corporation, Inc., and Stonehouse Technologies, Inc., the Company’s telemanagement solutions subsidiary.

Thomas Gruber, President of nStor Corporation, stated, “The improvement in our third quarter results continues the momentum we achieved in the second quarter and underscores the continuing improvement in our operating results each successive quarter.  Mr. Gruber added, “Our objective is to develop a predictable revenue stream that will provide the foundation for profitability by the second quarter of 2004.”

H. Irwin Levy, Chairman and Chief Executive Officer, stated, “We are pleased with the steady improvement in the operating results of both our telemanagement solutions business and our storage networking operations.”  Mr. Levy added, “We are finally reaching the turnaround point, which should result in the Company’s first profitable year in fiscal 2004, assisted by projected additional revenues from our new SATA RAID controller product which was introduced in October.”

-more-

For the nine months ended September 30, 2003, the Company’s net loss was $4.4 million or $.03 per share on total revenues of $9.1 million, compared to a net loss of $7.2 million or $.06 per share on total revenues of $7.5 million during the corresponding nine months of 2002.  Operating results for the current nine months include a $783,000 non-cash charge for stock-based compensation.  Last year’s net loss includes a $1.1 million loss on the sale of nStor’s remaining marketable securities, a $670,000 non-cash charge attributable to the fair value of an option (which has since expired) that was granted to a customer and $949,000 of non-operational income.  Revenues for last year’s nine-month period include $1.7 million, representing only four (4) months from Stonehouse, acquired in June 2002, compared to $3.4 million of Stonehouse revenues realized during the nine months ended September 30, 2003.

About nStor Technologies, Inc.

Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments.

nStor Corporation, Inc. designs, develops and manufactures external data storage solutions, including high density storage enclosures, storage management software and its Wahoo controller technology. The Company's product lines support a variety of operating systems including Windows NT, Windows 2000, UNIX, Macintosh and Linux.  Designed for storage intensive environments and mission-critical applications, the Company's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI, SCSI and SATA.  nStor markets its products through a direct sales force and a global network of reseller and OEM partners.  Additional information can be found by visiting nStor's web site at www.nstor.com.

Stonehouse Technologies, Inc., headquartered in Dallas, Texas, is a provider of telecommunication software and services that help large enterprises and state and local governments manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse’s web site at www.stonehouse.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimated”, “project”, “expect”, “anticipate”, or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks anduncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the Company’s inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company’s inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  nStor and StorView are registered trademarks of nStor Technologies, Inc

- Financial Tables to Follow -

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sales	$3,931	$3,494	$9,056	$7,504
Cost of sales	2,585	2,084	5,682	6,110

Gross margin	1,346	1,410	3,374	1,394

Operating expenses:
Selling, general and administrative	1,418	1,278	4,086	3,923
Research and development	752	1,035	1,964	2,422
Stock-based compensation	8	--	783	--
Depreciation and amortization	128	392	373	985

Total operating expenses	2,306	2,705	7,206	7,330

Loss from operations	(960)	(1,295)	(3,832)	(5,936)

Interest expense	(154)	(171)	(552)	(428)
Realized losses on marketable securities	--	--	--	(1,123)
Fair value of option granted to customer	--	--	--	(670)
Other (expense) income, net	(24)	866	24	949

Net loss	$(1,138)	$(600)	$(4,360)	$(7,208)

Basic and diluted net loss per common share	$(.01)	$(.00)	$(.03)	$(.06)

Weighted average number of common shares considered outstanding, basic and diluted	164,285	137,550	154,130	124,574

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2003	December 31,
	(unaudited)	2002

ASSETS
Current assets:
Cash and cash equivalents	$318	$293
Accounts receivable, net	1,315	934
Inventories	1,625	1,079
Prepaid expenses and other	314	224

Total current assets	3,572	2,530

Property and equipment, net	359	303
Goodwill and other intangible assets, net	11,380	11,349

	$15,311	$14,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings: Affiliate	$5,523	$3,398
Other	790	1,486
Accounts payable and other	2,835	3,177
Deferred revenue	1,284	1,401

Total current liabilities	10,432	9,462

Long-term debt	--	3,100

Total liabilities	10,432	12,562

Shareholders’ equity	4,879	1,620

	$15,311	$14,182

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